Exhibit 99.1

FOR IMMEDIATE RELEASE

ROBERT JAFFE JOINS PENDRELL AS GENERAL COUNSEL AND CORPORATE SECRETARY

Kirkland, Wa. (Business Wire) June 14, 2012 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell” or “the Company”), a leading intellectual property investment and advisory firm, announced today that Robert Jaffe will join the Company as general counsel and corporate secretary effective June 20, 2012, reporting to Ben Wolff, the Company’s CEO. Mr. Jaffe will direct all legal activities for the Company and its subsidiaries.

“Bob’s combination of legal and business experience, coupled with a pragmatic, common sense approach to complex challenges, makes him a great fit for Pendrell,” commented Ben Wolff, chief executive officer. “Perhaps more so than most other businesses, our Company’s success depends on our ability to manage complex legal issues — having someone with Bob’s tenure and wisdom is a tremendous asset for us.”

Mr. Jaffe’s career spans nearly forty years as an attorney, including twenty-five years as a partner with the law firm K&L Gates and its predecessor firm, Preston Gates and Ellis. He has extensive experience in the areas of corporate governance, mergers and acquisitions, financing transactions and in the acquisition and protection of intellectual property rights. He has served as primary outside counsel for numerous publicly traded and privately held corporations, completing hundreds of acquisitions, mergers, reorganizations, financings and joint ventures. Mr. Jaffe was named a Washington Law and Politics “Super Lawyer” in 2003 and from 2005 – 2011, and was recognized by Best Lawyers from 2007 – 2011. He holds a bachelors degree and juris doctor from the University of Washington and currently serves on the board of directors of Flow International Corporation (NASDAQ: FLOW) and Cascadia Capital, LLC.

Timothy Dozois, the Company’s corporate counsel who has been serving as acting general counsel and corporate secretary since 2010, will continue to have responsibility for key aspects of the Company’s legal needs and will report to Mr. Jaffe.

About Pendrell Corporation

Pendrell Corporation, through its subsidiary, Pendrell Technologies, is a fully-integrated intellectual property (IP) investment and advisory services firm. Pendrell Technologies develops and implements strategies to acquire, commercialize, and license IP. Pendrell is headquartered in Kirkland, Washington, with offices in Berkeley, Los Angeles and Washington, DC. For more information, visit www.pendrell.com.

Contact:

Christopher Doherty

Pendrell Corporation

703-928-3279

christopher.doherty@pendrell.com

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